Liquidation Plan

                          Exhibit 3.8

           Southern Financial Reinsurance Agreement

     The unsigned version of the southern Financial Reinsurance
Agreement is attached hereto and incorporation herein by reference. This version will be executed and substituted for the unsigned version and is effective as of April 1, 1999.

                        ASSUMPTION AGREEMENT

                               between

              STATESMAN NATIONAL LIFE INSURANCE COMPANY
                           Houston, Texas
                  (hereinafter called the Company)

                                 and

              SOUTHERN FINANCIAL LIFE INSURANCE COMPANY
                        Lafayette, Louisiana
                 (hereinafter called the Reinsurer)

WHEREAS, the Company and the Reinsurer had entered into a Reinsurance Agreement effective September 30, 1998 coinsuring certain individual life and annuity policies; and

WHEREAS, this Agreement gave the right to the Reinsurer to subsequently assume these policies; and

WHEREAS, the Company and the Reinsurer now desires for the Reinsurer to assume those policies remaining in force on April 1, 1999:

NOW THEREFORE, for valuable consideration and in consideration of the mutual covenants contained herein, both parties agree:

Reinsurer shall assume all policies originally coinsured on September 30, 1998 and remaining in force on April 1, 1999 (the Date of Assumption). The Reinsurer will assume all liabilities and obligations of the Company under the policies to the same extent and with the same effect as if the Reinsurer had issued the policies directly. On and after the Date of Assumption, Reinsurer shall:

1.   Notify all policyholders of the change in carriers.

2. Shall be entitled to collect all premiums due and payable on and after the Date of Assumption.

3. Shall pay all death benefits, cash surrenders, and any other policy benefits incurred on and after the Assumption Date.

4. Shall pay all commission payments to agents on premiums collected on and after the Assumption Date.

5. Shall pay all premium taxes incurred on premiums collected on and after the Assumption Date.

6. The policies assumed by the Reinsurer shall be subject in all respects to the same terms and conditions as issued by the Company.

The Assumption Certificate to be used to effect this agreement is attached hereto and made a part of this Agreement. Assumption Certificates shall be mailed to individual policyholders within 45 days after receiving approval of this agreement by the Texas Department of Insurance.

IN WITNESS WHEREOF, the parties hereto have caused this Reinsurance Agreement to be duly executed in duplicate this ---- day of -----
-------, 1999.

FOR:                    STATESMAN NATIONAL LIFE INSURANCE COMPANY
                        Houston, Texas


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Attest:



FOR:                    SOUTHERN FINANCIAL LIFE INSURANCE COMPANY
                        Lafayette, Louisiana


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Attest: